Exhibit 21.1

Subsidiaries of the Company from Company's Annual Report to Shareholders

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Financial Report
1997 Annual Report For STV Group And Subsidiaries

Subsidiaries:
STV Incorporated
STV Architects, Inc.
STV Construction Services, Inc.
STV Environmental, Inc.
STV International, Inc.
STV/Silver & Ziskind, Inc.